This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, accountant, lawyer or other professional advisor.

The Offer has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

March 6, 2013

NOTICE OF EXTENSION AND VARIATION

by

to its

OFFER TO PURCHASE

all of the outstanding common shares of

AURIZON MINES LTD.

for consideration per Common Share of, at the election of each holder, Cdn$4.65 in cash (the “Cash Alternative”) or 0.2801 of an Alamos Share (the “Share Alternative”), subject, in each case, to pro-ration as set out in the Original Offer

Alamos Gold Inc. (“Alamos”) hereby gives notice that it is amending its offer dated January 14, 2013 (the “Original Offer”), as amended by the Notice of Extension and Variation dated February 19, 2013 (the “First Notice”), to purchase, on and subject to the terms and conditions of the Original Offer, all of the issued and outstanding common shares (the “Common Shares”) of Aurizon Mines Ltd. (“Aurizon”), other than any Common Shares held directly or indirectly by Alamos and its affiliates, and including any Common Shares that may become issued and outstanding after the date hereof but before the Expiry Time (as defined herein) upon the exercise, exchange or conversion of any Convertible Securities (as defined herein), in order to, among other things, (a) remove the condition that there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares, which, together with the Common Shares directly or indirectly held or controlled by Alamos and its affiliates, represents not less than 66 2/3% of the issued and outstanding Common Shares (calculated on a fully diluted basis) (the “Minimum Tender Condition”) and (b) extend the Original Offer until 5:00 p.m. (Toronto time) on Tuesday, March 19, 2013. The Original Offer, as amended and extended by the First Notice and as further amended and extended hereby, is referred to herein as the “Offer”.

THE OFFER IS NO LONGER SUBJECT TO A MINIMUM TENDER CONDITION.

THE OFFER HAS BEEN AMENDED AND EXTENDED, AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M.

(TORONTO TIME) ON TUESDAY, MARCH 19, 2013 (THE “EXPIRY TIME”), UNLESS FURTHER EXTENDED OR

WITHDRAWN.

This Notice of Extension and Variation (this “Notice of Extension and Variation”) should be read in conjunction with the offer dated January 14, 2013 (the “Original Offer to Purchase”) and accompanying circular dated January 14, 2013 (the “Original Circular”, and, together with the Original Offer to Purchase, the “Original Offer and Circular”) in connection with the Original Offer, as amended by the First Notice. The Original Offer and Circular as expressly amended and supplemented by the First Notice and this Notice of Extension and Variation collectively constitute the “Offer and Circular”. Except as otherwise set forth herein, the terms and conditions previously set forth in the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects. All references to the “Offer” in the Original Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery, the First Notice and this Notice of Extension and Variation mean the Original Offer as amended by the First Notice and as further amended hereby, and all references in such documents to the “Circular” or the “Offer and Circular” mean the Original Offer and Circular as amended by the First Notice and as further amended hereby. Unless the context requires otherwise, capitalized terms used herein but not defined herein that are defined in the Original Offer and Circular, as amended by the First Notice, have the respective meanings given to them in the Original Offer and Circular, as amended by the First Notice.

The Depositary and Information Agent for the Offer is:	The Dealer Manager for the Offer is:

KINGSDALE SHAREHOLDER SERVICES INC.	DUNDEE CAPITAL MARKETS

If you have any questions or need any assistance in depositing your Common Shares, please contact Kingsdale Shareholder Services Inc. at:

Toll-Free (North America): 1-866-851-3214

Outside North America: 416-867-2272

E-mail: contactus@kingsdaleshareholder.com

Persons whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Registered Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on YELLOW paper) that accompanied the Original Offer and Circular, or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or Direct Registration System (DRS) Advices representing their Common Shares and all other required documents, with Kingsdale Shareholder Services Inc. (the “Depositary and Information Agent”) at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Original Offer to Purchase, “Manner of Acceptance — Letter of Transmittal”). Alternatively, registered Shareholders may accept the Offer by (i) following the procedures for book-entry transfer of Common Shares set out in Section 3 of the Original Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (ii) following the procedure for guaranteed delivery set out in Section 3 of the Original Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (printed on GREEN paper) that accompanied the Original Offer and Circular, or a manually executed facsimile thereof. Shareholders who hold their Common Shares with a bank, broker or other financial intermediary did not receive a Letter of Transmittal or Notice of Guaranteed Delivery, and should follow the instructions set out by such intermediary to tender their Common Shares.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a Soliciting Dealer to accept the Offer.

The cash payments to Shareholders will be denominated in Canadian dollars. However, Shareholders can also elect to receive payment of the cash to which they are entitled under the Offer in U.S. dollars by checking Box 2, Choice A of the Letter of Transmittal that accompanied the Original Offer and Circular, in which case each such Shareholder will have acknowledged and agreed that the exchange rate for one Canadian dollar expressed in U.S. dollars will be based on the exchange rate available to the Depositary and Information Agent at its typical banking institution on the date the funds are converted. A Shareholder electing to receive payment of the cash to which it is entitled under the Offer made in U.S. dollars will have further acknowledged and agreed that any change to the currency exchange rates of the United States or Canada will be at the sole risk of such Shareholder.

Shareholders who have validly deposited and not withdrawn their Common Shares need take no further action to accept the Offer.

Questions and requests for assistance may be directed to the Depositary and Information Agent, Kingsdale Shareholder Services Inc., who can be contacted at 1-866-851-3214 toll free in North America or at 416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com; or Dundee Capital Markets (the “Dealer Manager”) and additional copies of this document, the First Notice, the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained, without charge, upon request from the Depositary and Information Agent or the Dealer Manager at their respective offices shown on the last page of this document, and are accessible on the Canadian Securities Administrators’ website at www.sedar.com. This website address is provided for informational purposes only and no information contained on, or accessible from, this website is incorporated by reference herein unless otherwise provided.

The information contained in this document speaks only as of the date of this document. Alamos does not undertake to update any such information except as required by applicable Law. Information in this Notice of Extension and Variation, the First Notice and the Original Offer and Circular related to Aurizon has been compiled from public sources.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Notice of Extension and Variation, the First Notice or the Original Offer and Circular, and, if given or made, such information or representation must not be relied upon as having been authorized by Alamos, the Depositary and Information Agent or the Dealer Manager.

NOTICE TO SHAREHOLDERS OUTSIDE CANADA

The Offer is subject to Section 14(d) of the U.S. Exchange Act, Regulation 14D promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder, Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated by the SEC thereunder. The offering of Alamos Shares pursuant to the Offer, however, is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. The Offer is subject to applicable disclosure requirements in Canada. Shareholders should be aware that such requirements are different from those of the United States and may differ from those in other jurisdictions. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and are subject to Canadian auditing standards and auditor independence rules, and thus may not be comparable to financial statements of United States companies or companies incorporated in other jurisdictions.

Shareholders in the United States should be aware that the disposition of Common Shares by them as described herein may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors. See Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations” and Section 20 of the Circular, “U.S. Federal Income Tax Considerations”.

The enforcement by Shareholders of civil liabilities under U.S. federal or state securities laws or applicable laws in other jurisdictions may be affected adversely by the fact that Alamos is governed by the laws of Canada, that some of its officers and directors are residents of jurisdictions other than the United States, that the Dealer Manager and some of the experts named in the Circular are Canadian residents and that all or a substantial portion of the assets of Alamos and such persons may be located outside the United States or such other jurisdictions. The enforcement by Shareholders of civil liabilities under the securities laws of the United States or applicable laws in other jurisdictions may also be affected adversely by the fact that some of Aurizon’s officers and directors are resident outside the United States or such other jurisdictions and that all or a substantial portion of the assets of Aurizon and Aurizon’s officers and directors may be located outside the United States or such other jurisdictions. It may be difficult to compel Alamos or any of the aforementioned persons to subject itself to the judgment of a court in the United States or any such other jurisdiction.

THE ALAMOS SHARES AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Alamos has filed with the SEC a Registration Statement on Form F–10, as amended (the “Registration Statement”), a Tender Offer Statement on Schedule TO, as amended (the “Tender Offer Statement”), and other documents and information, has mailed the Original Offer and Circular and the First Notice to Shareholders and expects to mail this Notice of Extension and Variation to Shareholders. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE TENDER OFFER STATEMENT AND THE OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and Shareholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Alamos will be available free of charge from Alamos. You should direct requests for documents to the Vice-President, Legal of Alamos at Suite 2200, 130 Adelaide Street West, Toronto, Ontario M5H 3P5, telephone (416) 368-9932. To obtain timely delivery, such documents should be requested not later than March 12, 2013, five business days before the Expiry Date.

This document, the First Notice and the Original Offer and Circular do not generally address the income tax consequences of the Offer to Shareholders in any jurisdiction outside Canada or the United States. Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of Common Shares may have tax consequences which may not be described herein. Accordingly, Shareholders outside Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

The Offer does not constitute an offer to sell or a solicitation of an offer to buy any securities in any state in the United States or any other jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor is this document being mailed to, nor will deposits of Common Shares be accepted from or on behalf of, Shareholders in any state in the United States or any other jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such state or other jurisdiction. Alamos or its agents may, in its or their sole discretion, take such action as it or they may deem desirable to extend the Offer to Shareholders in any such state or other jurisdiction. Notwithstanding the foregoing, Alamos or its agents may elect not to complete such action in any given instance. Accordingly, Alamos cannot at this time assure Shareholders that otherwise valid tenders can or will be accepted from holders resident in all states in the United States and all other jurisdictions.

Unless otherwise indicated, all resource and reserve estimates included or incorporated by reference into the Offer and Circular have been prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-

101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. NI 43-101 is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and the CIM standards. These definitions differ from the definitions in SEC Industry Guide 7 (“SEC Industry Guide 7”) under the U.S. Securities Act and the U.S. Exchange Act. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101 and the CIM standards; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre–feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. See Section 24 of the Circular, “Risk Factors Related to the Offer — There are differences in U.S. and Canadian practices for reporting mineral reserves and resources”.

These standards differ significantly from the requirements of the SEC, and mineral reserve and mineral resource information contained or incorporated by reference herein may not be comparable to similar information disclosed by United States companies.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Common Shares and is not made for any options or any other rights to acquire Common Shares (collectively, “Convertible Securities”). Any holder of Convertible Securities who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Common Shares and deposit such Common Shares in accordance with the Offer. See Section 1 of the Original Offer to Purchase, “The Offer”. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received certificates representing the Common Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described in Section 3 of the Original Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Convertible Securities of exercising or not exercising such securities are not described in the Offer and Circular. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential income tax consequences to them in connection with the decision to exercise or not exercise such securities.

REPORTING CURRENCY AND CURRENCY EXCHANGE RATE INFORMATION

Unless otherwise indicated, all references to “$”, “Cdn$” or “dollars” in the Offer and Circular are to Canadian dollars.

The following table sets forth the high and low exchange rates for one U.S. dollar expressed in Canadian dollars for each period indicated, the average of the exchange rate for each period indicated and the exchange rate at the end of such period, based upon the noon buying rates provided by the Bank of Canada:

	Year Ended December 31
	2012	2011	2010
High	1.0418	1.0604	1.0778
Low	0.9710	0.9449	0.9946
Rate at end of period	0.9949	1.0170	0.9946
Average rate for period	0.9996	0.9891	1.0299

The Bank of Canada noon rate of exchange on March 6, 2013 for Canadian dollars was US$1.00 = Cdn$1.0314.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in the Offer and Circular, including under Section 3 of the Circular, “Background to the Offer”; Section 4 of the Circular, “Reasons to Accept the Offer”; Section 5 of the Circular, “Purpose of the Offer and Alamos’ Plans for Aurizon”; Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”; and Section 18 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, in addition to certain statements contained elsewhere in the Offer and Circular or incorporated by reference into the Offer and Circular, are forward-looking statements, including within the meaning of the U.S. Exchange Act. All statements other than statements of historical fact included in the Offer and Circular or incorporated by reference herein, including, without limitation, statements regarding forecast gold production, gold grades, recoveries, waste-to-ore ratios, total cash costs, potential mineralization and reserves, exploration results, and future plans and objectives of Alamos, are forward-looking statements that involve various risks and uncertainties. These forward-looking statements include, but are not limited to, statements with respect to mining and processing of mined ore, achieving projected recovery rates, anticipated production rates and mine life, operating efficiencies, costs and expenditures, changes in mineral resources and conversion of mineral resources to proven and probable reserves, and other information that is based on forecasts of future operational or financial results, estimates of amounts not yet determinable and assumptions of management.

Exploration results that include geophysics, sampling, and drill results on wide spacings may not be indicative of the occurrence of a mineral deposit. Such results do not provide assurance that further work will establish sufficient grade, continuity, metallurgical characteristics and economic potential to be classed as a category of mineral resource. A mineral resource that is classified as “inferred” or “indicated” has a great amount of uncertainty as to its existence and economic and legal feasibility. It cannot be assumed that any or part of an “indicated mineral resource” or “inferred mineral resource” will ever be upgraded to a higher category of resource. Investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into proven and probable reserves.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be “forward-looking statements”. Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual events or results to differ from those reflected in the forward-looking statements.

There can be no assurance that forward-looking statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Alamos’ expectations include risks related to the Offer; fluctuations in the value of the consideration; integration issues; the effect of the Offer on the market price of Alamos Shares; the exercise of dissent rights in connection with a Compulsory Acquisition or Subsequent Acquisition Transaction; the liquidity of the Common Shares; risks associated with Aurizon becoming a subsidiary of Alamos; differences in Shareholder interests; the reliability of the information regarding Aurizon; change of control provisions; risks associated with obtaining governmental and regulatory approvals; failure to maintain effective internal controls; the liquidity of the Alamos Shares on the NYSE; the effect of the Offer on non-Canadian Shareholders; and risks related to the on-going business of Alamos, including risks related to international operations; the actual results of current exploration activities; conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those risk factors described in Section 24 of the Circular, “Risk Factors Related to the Offer” and in the section entitled “Risk Factors” that is included in Alamos’ annual information form dated March 29, 2012 incorporated by reference into the Offer and Circular. Although Alamos has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

NOTICE REGARDING AURIZON INFORMATION

Except as otherwise indicated, the information concerning Aurizon contained in the Offer and Circular has been taken from or is based upon publicly available information filed with Canadian securities regulators and other public sources available as at March 5, 2013. Aurizon has not reviewed this document and has not confirmed the accuracy and completeness of the information in respect of Aurizon contained herein. Neither Alamos, nor any person acting jointly or in concert with Alamos, nor any of the directors or officers of Alamos or such persons, assumes any responsibility for the accuracy or completeness of such information or any failure by Aurizon to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Alamos or such persons. Except as otherwise indicated, Alamos has no means of verifying the accuracy or completeness of any of the information contained in this document that is derived from publicly available information regarding Aurizon or whether there has been any failure by Aurizon to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information.

NOTICE OF EXTENSION AND VARIATION

March 6, 2013

TO:	THE HOLDERS OF COMMON SHARES OF AURIZON MINES LTD.

This Notice of Extension and Variation amends and supplements the Original Offer and Circular, as amended by the First Notice, pursuant to which Alamos is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares, other than any Common Shares held directly or indirectly by Alamos and its affiliates, and including any Common Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time upon the exercise, exchange or conversion of any Convertible Securities, in order to, among other things, (a) remove the Minimum Tender Condition and (b) extend the expiry of the Offer from 5:00 p.m. (local time) on March 5, 2013 to 5:00 p.m. (Toronto time) on March 19, 2013, unless the Offer is further extended or withdrawn.

Except as otherwise set forth in this Notice of Extension and Variation, the terms and conditions set forth in the Original Offer and Circular, as amended by the First Notice, the Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Original Offer and Circular continue to be applicable in all respects. This Notice of Extension and Variation should be read in conjunction with the First Notice and the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Original Offer and Circular.

Unless otherwise defined herein or amended hereby, defined terms used in this Notice of Extension and Variation have the same meaning as in the Original Offer and Circular, as amended by the First Notice. The term “Offer” means the Original Offer as expressly amended and supplemented by the First Notice and this Notice of Extension and Variation.

1.	Recent Developments

Since the date of the First Notice there have occurred certain material developments relating to the Offer which are summarized below.

On February 21, 2013, Alamos issued a press release announcing its results of operations for the fourth quarter and the financial year ended December 31, 2012, and filed its audited consolidated financial statements for the years ended December 31, 2012 and December 31, 2011 and associated Management’s Discussion and Analysis with the securities regulatory authorities in Canada and the United States.

On March 4, 2013, Aurizon announced that it had entered into an arrangement agreement with Hecla Mining Company (“Hecla”) pursuant to which Hecla agreed to acquire all of the issued and outstanding Common Shares (the “Hecla Acquisition”). Aurizon also announced that the Aurizon Board, in accordance with the order of the BCSC, has waived the application of the Shareholder Rights Plan, effective as of 5:00 p.m. (Vancouver time) on March 4, 2013.

On March 4, 2013, Alamos announced that it had reviewed the Hecla Acquisition and continues to believe that the Offer by Alamos represents the best alternative to Shareholders. Accordingly, Alamos announced that it would not increase the consideration under the Offer. Among the reasons for Alamos’ determination that the Hecla Acquisition is inferior to the Offer by Alamos include:

•

Hecla’s Poor Trade Record in Debt-Financed Acquisitions – Hecla has made a debt-financed acquisition in the past. In early 2008, Hecla acquired 70% of Greens Creek for US$750 million. The consideration consisted of US$700 million cash – US$400 million of which was debt financing – and US$50 million of which was in Hecla stock. The Hecla shares were trading at approximately US$10.00 at the time. In the ensuing 16 months, Hecla did several dilutive equity financings, at an average price of US$3.32 per Hecla Share, to raise an additional US$328 million, and re-negotiated the terms of its debt facilities on several occasions. Alamos believes the performance of Hecla’s shares would follow a similar trajectory if the proposed Hecla Acquisition were to proceed.

•

Hecla Acquisition Is Highly Conditional – The debt financing for the Hecla Acquisition is conditional upon the Hecla Acquisition being approved by 66 2/3% of the Common Shares voted at a meeting of Aurizon Shareholders held for this purpose. Alamos currently owns 16.1% of the Common Shares, and other large Aurizon Shareholders have confirmed to Alamos that they are not supportive of the Hecla Acquisition, and will support the Offer by Alamos, thereby making it impossible for Hecla to receive the 66 2/3% approval required for the Hecla Acquisition to proceed.

•

Timing of Option Grant by Aurizon Board – Hecla has disclosed that it had confidential discussions with Aurizon regarding merging Hecla with Aurizon on December 18, 2012. On December 18, 2012 and December 20, 2012, the Aurizon Board awarded itself and Aurizon officers more than 1.1 million stock options. The Aurizon Board has been critical of the Alamos Offer as opportunistic and inadequate at C$4.65, yet at the same time awarded themselves 1.1 million stock options at C$3.61.

•

Bank of Nova Scotia Acting on Both Sides of the Hecla-Aurizon Transaction – Bank of Nova Scotia, which is acting as financial advisor to the Aurizon Board, presumably on a success fee basis, has delivered an opinion to the Aurizon Board that the Hecla Acquisition is fair to Aurizon Shareholders. Bank of Nova Scotia will also be compensated by Hecla as it is also lending Hecla the US$500 million Hecla is using to finance the Hecla Acquisition.

•

Value of the Offer by Alamos – The Aurizon Board has repeatedly claimed that the Offer undervalues the Aurizon assets, yet the Hecla Acquisition, which the Aurizon Board approved, has only a marginally higher per share amount (ten cents) and overall is an inferior offer, representing far greater risks for Aurizon Shareholders. Further, expenses of multiple teams of financial and legal advisors retained by the Aurizon Board and special committee of the Aurizon Board needlessly diminish the value of Aurizon.

•

Alamos Dividend – The Alamos dividend of ten cents per Alamos Share scheduled to be paid in April 2013 represents a return of cash to Shareholders equal in value, on a per share basis, to the difference in the announced cash value of the Offer by Alamos and the Hecla Acquisition of C$4.65 and C$4.75, respectively.

•	Alamos Low-Cost Production – Alamos believes that it is a much better low-cost producer than Hecla with healthy profit margins, earnings, dividends and growth potential.

•

Possible Illegal Break Fee – The Aurizon Board has agreed to give Hecla C$27.2 million of Shareholders’ money if Alamos acquires merely an additional 17.3% of the Common Shares under the terms of Alamos’ existing Offer. This payment is not contingent on Alamos increasing the consideration under its Offer, another offer emerging, or any additional value being created for Shareholders, as is typically the case. Alamos intends to challenge this break fee, as it believes it may constitute an improper defensive tactic or be otherwise inconsistent with take-over bid law in Canada.

•

Hecla Is Borrowing Heavily Against Aurizon to Finance the Hecla Acquisition – Alamos can afford to acquire Aurizon, while it appears that Hecla cannot. The company resulting from the Hecla Acquisition will have up to US$500 million in debt. Conversely, under the Offer by Alamos, the combined company would be debt free.

•

Hecla Is Not a Gold Company – The Hecla Acquisition would result in significant silver and base metals exposure to Aurizon Shareholders. Roughly 90% of Hecla’s resources, on an in-situ basis, are comprised of silver and base metals. Moreover, over 80% of Hecla’s revenues are from silver and base metals (based on 2012 results). The Hecla Acquisition, if successful, would significantly dilute the exposure of Aurizon Shareholders to gold.

•

Hecla Has Hedged the Gold Production of the Hecla-Aurizon Combined Company – Under the terms of its debt financing for the Hecla Acquisition, Hecla has agreed to hedge at least US$450 million of revenues from gold production. This significantly reduces the exposure of Aurizon Shareholders to any upside in the price of gold. Under the Offer by Alamos, the combined company would be unhedged.

•

Hecla Negative Growth – Since 2009, Hecla has produced less silver year after year, essentially depriving its shareholders from fully participating in a period when commodity prices have been at record highs.

•

Hecla Environmental Lawsuit – Hecla was required to pay over US$263 million, plus interest, in damages to settle claims stemming from the release of wastes from its mining operations in Coeur d’Alene, Idaho. The release of wastes polluted the clean water source, damaging the fish and wildlife in the area. Hecla has remaining payments of over US$70 million in the next two years as part of the settlement.

•

Hecla History of Missing Expectations – Hecla has a history of routinely failing to deliver on targets. In 2012, management provided guidance of 7 million ounces of silver at cash costs of between US$1.00 to US$2.00 per ounce. Hecla missed on both metrics, producing only 6.4 million ounces of silver at cash costs of US$2.70 per ounce. In 2011, despite initially guiding to cash costs of zero, revising guidance upwards to US$1.00 per ounce in August 2011 and reiterating it in late November 2011, Hecla still missed its guidance – posting cash costs of US$1.15 per ounce for 2011.

•

Hecla Poor Mine Management – In early 2012, Hecla was ordered by the United States Department of Labor Mine Safety and Health Administration (“MSHA”) to place its Lucky Friday mine on care and maintenance. The mine was closed for over a year, so that Hecla could remove the sand and concrete build up on the shaft. Alamos believes the shutdown could have been averted had Hecla exercised proper shaft maintenance over the years.

•

Poor Safety Record of Hecla – In 2011 alone, there were three separate occasions where workers were either killed or injured at Hecla’s Lucky Friday mine. The MSHA has fined Hecla on separate occasions over safety issues.

•

Class Action Lawsuit Against Hecla – Hecla is currently engaged in a class action lawsuit which claims that Hecla made false and misleading statements and omitted certain material information related to the operational issues at Lucky Friday.

•

Shareholders Will Receive Hecla Shares – As a result of the pro-ration mechanism under the Hecla Acquisition, it is likely that in the event that the Hecla Acquisition is completed, all Shareholders would receive Hecla shares as consideration, and will not receive cash only.

2.	Extension of the Offer

By notice to the Depositary and Information Agent given on March 5, 2013 and as set forth in this Notice of Extension and Variation, Alamos has extended the expiry of the Offer from 5:00 p.m. (local time) on March 5, 2013 to 5:00 p.m. (Toronto time) on March 19, 2013, unless the Offer is further extended or withdrawn. Accordingly, all references to “5:00 p.m. (local time) on March 5, 2013” and “5:00 p.m. (local time) on Tuesday, March 5, 2013” are amended to refer to “5:00 p.m. (Toronto time) on March 19, 2013” and “5:00 p.m. (Toronto time) on Tuesday, March 19, 2013”, respectively.

3.	Amendments to the Conditions of the Offer

By notice to the Depositary and Information Agent given on March 5, 2013 and as set forth in this Notice of Extension and Variation, Alamos has varied the Offer by waiving the Minimum Tender Condition. This means that the Offer is no longer conditional upon there having been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares, which, together with the Common Shares directly or indirectly held or controlled by Alamos and its affiliates, represents not less than 66 2/3% of the issued and outstanding Common Shares (calculated on a fully diluted basis).

As a result of the waiver of the Minimum Tender Condition, regardless of the number of Common Shares deposited under the Offer, Alamos will take up and pay for all of the Common Shares validly deposited and not withdrawn as of the Expiry Time if all of the other conditions to the Offer, as set out in Section 4 of the Original Offer to Purchase, “Conditions of the Offer”, are satisfied or waived by Alamos at or prior to the Expiry Time.

Paragraph (a) of Section 4 of the Original Offer to Purchase, “Conditions of the Offer” (found at page 8 of the Original Offer and Circular), relating to the Minimum Tender Condition, is hereby deleted in its entirety.

4.	Other Amendments to the Offer and Circular

•	The first sentence in the first paragraph on the inside cover page of the Original Offer and Circular is hereby deleted in its entirety.

•

The first bullet in the section entitled “What are some of the significant conditions to the Offer?” under the heading “Summary Term Sheet” on page I of the Original Offer and Circular is hereby deleted in its entirety.

•	The section entitled “Conditions of the Offer” under the heading “Summary” on page v of the Original Offer and Circular is hereby deleted in its entirety and replaced with the following:

“Alamos reserves the right to withdraw or terminate the Offer and not take up and pay for any Common Shares deposited under the Offer, or to extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for any Common Shares deposited under the Offer, unless all of the conditions described in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived by Alamos on or prior to the Expiry Time. These conditions include, among others, (i) receipt of all governmental or regulatory approvals required to complete the Offer, including any necessary or desirable competition or anti-trust approvals and the expiry of any such applicable waiting periods, and (ii) the absence of any Material Adverse Change in relation to Aurizon. For a complete description of the conditions of the Offer, see Section 4 of the Offer, “Conditions of the Offer”.”

5.	Time for Acceptance

The Offer is now open for acceptance until 5:00 p.m. (Toronto time) on March 19, 2013, unless further extended or withdrawn. Shareholders who have validly deposited and not withdrawn their Common Shares need take no further action to accept the Offer.

6.	Manner of Acceptance

Common Shares which have not already been deposited pursuant to the Offer may be deposited under the Offer in accordance with the provisions of Section 3 of the Original Offer to Purchase, “Manner of Acceptance”.

7.	Take-up of and Payment for Deposited Common Shares

Upon the terms and subject to the conditions of the Offer (including the conditions specified in Section 4 of the Original Offer to Purchase, “Conditions of the Offer”), Alamos will take up Common Shares validly deposited under the Offer and not properly withdrawn promptly following the Expiry Time but in no event later than 10 days after the Expiry Time and will pay for Common Shares taken up as soon as practicable thereafter, but in any event not later than three business days after taking up the deposited Common Shares. In accordance with applicable Law, Alamos will take up and pay for Common Shares deposited under the Offer in any Subsequent Offering Period within 10 days after such deposit. Alamos will be deemed to have taken up and accepted for payment Common Shares validly deposited and not properly withdrawn pursuant to the Offer if, as and when Alamos gives written notice, or other communication confirmed in writing, to the Depositary and Information Agent at its offices in Toronto, Ontario to that effect. See Section 6 of the Original Offer to Purchase, “Take-Up and Payment for Deposited Common Shares”.

8.	Withdrawal of Deposited Common Shares

Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Common Shares have been taken up by Alamos under the Offer and in the other circumstances described in Section 8 of the Original Offer to Purchase, “Withdrawal of Deposited Common Shares”. Except as otherwise stated or as otherwise required by applicable Laws, all deposits of Common Shares under the Offer are irrevocable.

9.	Consequential Amendments to the Original Offer and Circular

The Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, each as amended and supplemented by the First Notice, shall be read together with this Notice of Extension and Variation and are amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Notice of Extension and Variation.

Except as otherwise set forth in or amended by this Notice of Extension and Variation, the terms and conditions of the Offer and the information in the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, each as amended and supplemented by the First Notice, continue to be applicable in all respects.

10.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of Aurizon with, in addition to any other rights they may have at Law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

11.	Directors Approval

The contents of this Notice of Extension and Variation have been approved, and the sending of this Notice of Extension and Variation to the Shareholders has been authorized, by the board of directors of Alamos.

CONSENT OF ERNST & YOUNG LLP

We have read the Offer and Circular (the “Circular”) of Alamos Gold Inc. dated January 14, 2013, as amended by notices of extension and variation dated February 19, 2013 and March 6, 2013 (the “Notices of Extension and Variation”, and together with the Circular, the “Amended Circular”) relating to the offer to purchase all of the outstanding common shares of Aurizon Mines Ltd. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Amended Circular of our report to the shareholders of Alamos Gold Inc. on the consolidated statements of financial position of Alamos Gold Inc. as at December 31, 2012 and 2011 and the consolidated statements of comprehensive income, changes in equity, and cash flows for the years ended December 31, 2012 and 2011. Our report is dated February 19, 2013.

Toronto, Canada March 6, 2013	(Signed) ERNST & YOUNG LLP Chartered Accountants Licensed Public Accountants

A-1

CERTIFICATE OF ALAMOS GOLD INC.

The foregoing, together with the Offer and Circular dated January 14, 2013 and the Notice of Extension and Variation dated February 19, 2013, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: March 6, 2013

(Signed) JOHN A MCCLUSKEY President and Chief Executive Officer	(Signed) JAMES R. PORTER Chief Financial Officer

On behalf of the Board of Directors of Alamos Gold Inc.

(Signed) KENNETH STOWE Director	(Signed) PAUL MURPHY Director

C-1

THE DEALER MANAGER FOR THE OFFER IS:

DUNDEE CAPITAL MARKETS

In Canada: Dundee Securities Ltd. 1 Adelaide Street East Suite 2000 Toronto, Ontario M5C 2V9 Tel. 416-350-3388 Toll Free: 1-888-332-2661	In the United States: Dundee Securities Inc. 1 Adelaide Street East Suite 2000 Toronto, Ontario M5C 2V9 Tel: 416-350-3388 Toll Free: 1-888-332-2661

THE DEPOSITARY AND INFORMATION AGENT FOR THE OFFER IS:

By Mail	By Registered Mail, Hand or by Courier

The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	The Exchange Tower 130 King Street West, Suite 2950, Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-866-851-3214

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272